Exhibit 10.1

EXECUTIVE COMPENSATION AGREEMENT

THIS EXECUTIVE COMPENSATION AGREEMENT (this "Agreement") is made as of [1/31], 2025 to be effective as of the Effective Date (as defined below) by and between Pillarstone Capital REIT, a Maryland real estate investment trust ("PREIT") Pillarstone Capital REIT Operating Partnership LP, a Delaware limited partnership ("PROP", and together with PREIT, the "Company"), and Bradford D. Johnson, an individual resident of the State of Texas (the "Executive").

RECITALS

WHEREAS, PREIT is the general partner of PROP.

WHEREAS, the Company and certain of their subsidiaries are debtors in those certain jointly administered cases bankruptcy case styled In re: Whitestone Industrial Office, LLC, et. al., Case No. 24-30653-mvl-11 (collectively, the "Bankruptcy Case") under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Court").

WHEREAS, the Company's subsidiaries in the Bankruptcy Case currently own the real estate assets (the "Properties"), as follows:

8303-8317 Knight Road, Houston, Texas
1507 Ricefield & 19407 Park Row, Houston, Texas
7010-25 W. Tidwell Road & 5715 NW Central Drive, Houston, Texas
2110-2130 Holly Hall St., Houston, Texas
14704 I-45 N, Spring, Texas
24714 I-45 N, Spring, Texas
24722 1-45 N, Spring, Texas (collectively, the "Houston Properties")
and
4144 North Central Expressway, Dallas, Texas (the "Uptown Tower")

WHEREAS, the Executive has served as President and Chief Executive Officer of PREIT since July 2022.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, intending to be legally bound, as follows:

AGREEMENT

Section 1.         Compensation. For services rendered by the Executive for the periods described herein, the Executive shall be compensated as follows:

(a)	Salary.

(i)	Base Salary. PROP will pay the Executive a base salary as follows:

a)	$20,000 per month for November 2024, December 2024 and January 2025;

b)

$16,000.00 per month starting February 2025 through the earlier of (i) the disposition of all of the Houston Properties and (ii) end November, 2025, unless extended by agreement with Whitestone REIT Operating Partnership, LP ("WROP"); and

c)	$5,000/month starting after the disposition of the Houston Properties if Uptown Tower remains unsold, until the earlier of the disposition of Uptown Tower and September 1, 2025;

(the "Base Salary") on a monthly basis in accordance with the Company's regular payroll policy for employees.

(iii)         Withholding. The Company shall withhold from any compensation all sums required by federal, state and local laws.

(b)	Performance Bonuses.

(i)          Houston Properties Disposition Bonus: If sales of all the Houston Properties are closed by May 31, 2025, PROP shall pay to the Executive a cash bonus of $150,000 on the first payroll payment date following the closing of the last remaining Houston Property. This bonus is not allocable on a property by property basis, and is earned only upon the sale of all the Houston Properties if sold together, or upon sale of the final remaining Houston Property by May 31, 2025. Failure to sell all the Houston Properties by May 31, 2025 will result in failure to earn the Houston Properties Disposition Bonus.

(ii)         Uptown Tower Disposition Bonus. If a sale of Uptown Tower is closed on or before May 31, 2025 PROP shall pay to the Executive a cash bonus in the amount of $75,000 on the first payroll payment date following the closing.

Section 2.           Duties. The Executive shall continue in his role and responsibilities as Chief Executive Officer, President and Trustee of PREIT until and unless terminated, removed, or replaced, including but not limited to:

a)           Leasing and organizational functions as follows:

●	Collect and organize due diligence documents for selling agents and buyers;

●	Lead the completion of ongoing and other capex and staging projects prior to potential buyer property showings and negotiations;

●	Supervise buyer's due diligence and on-site inspections and continue supervising day-to-day leasing negotiations and operations to maximize value;

●	Review, approve and ensure reasonable expenditures related to the repair of life-safety deferred capital expenditures;

●	Supervise marketing and leasing of current vacant and renewing spaces / value creation; and

●	Direct marketing, inquiries and showings to prospective buyers and negotiate sale contracts.

b)         The Executive shall deliver monthly leasing activity, repairs and sales status reports to the Plan Administrator and to WROP in accordance with the Plan and Plan Agent Agreement in the Bankruptcy Case, or more frequently if requested, to keep the Plan Administrator and WROP apprised of the status of PREIT' s Houston Properties and Uptown Tower.

c)         Upon request and reasonable notice, the Executive will facilitate Q&A discussions with real estate brokers and the Plan Administrator and WROP representatives regarding the status of offers, marketing efforts, and other related inquiries.

Section 3. Reimbursed Business Expenses. The Executive shall be entitled to reasonable reimbursement for expenses incurred during the performance of job duties, including auto tolls, mileage (at the IRS Federal mileage rate), and office supplies, to be submitted and paid monthly.

Section 4.         Termination. In the event the Executive's employment is terminated by Executive for any reason, the Executive shall be entitled to

(a)       any earned but unpaid Base Salary through the date of termination; and

(b)       any earned but unpaid Bonus.

In the event the Executive's Employment is terminated by the Employer then Executive shall be entitled to receive:

(a)       any earned but unpaid Base Salary through the date of termination; and

(b)       any earned but unpaid Bonus.

Payment of the amounts due under this Section 4 shall be made by PROP in a single lump sum no later than the first payroll payment date immediately following the termination of employment.

Section 5.         Miscellaneous.

(a)         Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, representatives, legatees and permitted assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

(b)         Amendments. This Agreement may not be altered, amended, modified, revised or supplemented except by a written instrument executed by all parties hereto and approved by the Bankruptcy Court after notice and hearing.

(c)         Notices. Any notices to be given hereunder by any party to the other may be affected either by personal delivery in writing, by mail, registered or certified, postage prepaid with return receipt requested, by facsimile or by e-mail. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing; facsimile and e-mail notices shall be deemed communicated one (1) business day after transmission, receipt confirmed. Notices shall be addressed to the Company at its principal executive office and to the Executive at the address listed on the signature page to this Agreement. Each party may change its address or other information by written notice in accordance with this paragraph.

(d)         Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, interpretation, performance and validity of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws.

(e)         Enforcement of This Agreement. Any failure by a party to take immediate action with respect to a breach of any provision of this Agreement does not waive such party's right to act with respect to such breach or any other breach. Any action or inaction by a party in response to any breach of this Agreement does not limit such party's rights with respect to actions it may take in response to any other similar or different type of breach.

(f)         Severability. If any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Further, any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein, and supersedes any prior agreement between the parties with respect to the subject matter of this Agreement.

(h)         Headings. Headings in this Agreement are for reference only and do not limit the scope or extent of such section.

(i)         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)         References. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.

(k)         Effective Date. This Agreement shall be effective upon approval of this Agreement by the Court, or, should the Court determine that no approval is necessary, on the date of such determination.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Executive Compensation Agreement as of the date first written above.

PILLARSTONE CAPITAL REIT

By:
Name:
Title:

PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP LP

By:	Pillarstone Capital REIT, its general partner

By:
Name:
Title:

/s/ Bradford D. Johnson
BRADFORD D. JOHNSON

Address:	19407 Park Row Suite 140
Houston TX 77084

Email:	bjohnson@pillarstone-capital.org